Exhibit 99.1

Media Contact:	Bob Klein (414) 343-4433
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS FIRST QUARTER 2010 RESULTS

Company Generates Earnings Per Share of $0.29 from Continuing Operations

Harley-Davidson Financial Services Returns to Profitability

Retail Harley-Davidson® Motorcycle Sales Decline Moderates

MILWAUKEE, April 20, 2010 — Harley-Davidson, Inc. (NYSE: HOG) reported first-quarter 2010 income from continuing operations of $68.7 million, or $0.29 per share. First quarter earnings included operating income from Financial Services of $26.7 million, marking a return to profitability for the Company’s Harley-Davidson Financial Services (HDFS) subsidiary. Revenue from Motorcycles and Related Products was $1.04 billion in the first quarter.

Worldwide retail sales of new Harley-Davidson® motorcycles declined 18.2 percent in the quarter compared to the first quarter of 2009, an improvement in the rate of decline from the prior three quarters. In the U.S., retail Harley-Davidson motorcycle sales were down 24.3 percent and in international markets, retail sales declined 2.8 percent, compared to last year’s first quarter.

“We are encouraged by our progress in the first quarter,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc. “We are seeing directional improvement in our dealers’ retail motorcycle sales as we enter the key selling season. At the same time, given the global economic uncertainty that still exists, we believe conditions will remain challenging throughout this year, and we will continue to factor that into how we manage the business.

“Our entire team is moving with great purpose and speed as we implement our go-forward business strategy, with its focus on global growth through market and demographic outreach, commitment to core customers, and developing motorcycles that inspire and fulfill dreams. We also continue to be intensely focused on continuous improvement, looking at all opportunities to drive cost-competitiveness and efficiency throughout our operations,” Wandell said.

Harley-Davidson Motorcycles and Related Products Segment

Revenue from Harley-Davidson motorcycles during the first quarter of 2010 of $808.8 million was down 20.0 percent compared to the year-ago period. In line with guidance, the Company shipped 53,674 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 74,670 motorcycles in the first quarter of 2009.

Revenue from Parts and Accessories totaled $149.1 million during the quarter, down 12.1 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $66.3 million, down 11.9 percent compared to the year-ago period.

Gross margin was 36.6 percent in the first quarter, compared to 37.1 percent in the year-ago period. First-quarter operating margin decreased to 12.2 percent from 18.1 percent in the first quarter of 2009, driven by higher restructuring costs and the impact of lower revenue in the first quarter of 2010 compared to the year-ago period.

Motorcycle Retail Sales Data

During the first quarter of 2010, worldwide dealer retail sales of new Harley-Davidson motorcycles decreased 18.2 percent compared to the prior-year quarter. In the U.S., retail sales of new Harley-Davidson motorcycles declined 24.3 percent for the quarter and industry-wide heavyweight motorcycle (651cc-plus) retail unit sales declined 21.4 percent.

International retail sales of new Harley-Davidson motorcycles decreased 2.8 percent during the quarter, compared to the year-ago period, after double-digit declines in each of the prior four quarters. In the first quarter of 2010, the Europe region was up 1.2 percent, Canada was up 1.5 percent, the Asia Pacific region was down 9.8 percent and the Latin America region was down 7.8 percent, compared to the year-ago period.

Guidance

The Company reiterated its expectation to ship 201,000 to 212,000 Harley-Davidson motorcycles to dealers and distributors worldwide in 2010, a reduction of five to ten percent from 2009. In the second quarter of 2010, the Company expects to ship 55,000 to 60,000 Harley-Davidson motorcycles. The Company continues to expect gross margin to be between 32.0 percent and 33.5 percent for the full year. The Company also continues to expect full-year capital expenditures of between $235 million and $255 million, including $95 million to $110 million to support restructuring activities.

Financial Services Segment

First-quarter operating income from Financial Services was $26.7 million, an increase of $15.5 million compared to the year-ago quarter. The return to profitability for HDFS after three consecutive quarters of operating losses was primarily driven by improved credit performance in the retail motorcycle loan portfolio and by a lower cost of funds.

Restructuring Update

Previously announced restructuring activities that began in 2009 are proceeding on schedule and on budget. The Company continues to expect those activities to result in total one-time charges of $430 million to $460 million into 2012, including charges of $175 million to $195 million in 2010. In 2010, the Company continues to expect savings of $135 million to $155 million from previously announced restructuring activities, increasing to expected annual ongoing savings of approximately $240 million to $260 million upon completion of the restructuring.

“During the first quarter, we implemented the new labor agreement at our York facility and are on track with our restructuring of York for best-in-class production capability. I have been impressed by the efforts of our York employees to move forward together with this important transformation,” said Wandell.

Income Tax Rate

The Company’s first quarter effective income tax rate from continuing operations was 47.2 percent compared to 45.4 percent in the same quarter last year. The rate increase was generally due to the tax impact of the recently enacted federal healthcare reform legislation and the expiration of the federal research and development tax credit, partially offset by the non-recurrence of a one-time tax charge related to a change in Wisconsin tax law in the first quarter of 2009. Relative to the tax impact of healthcare reform, the Company incurred a one-time tax charge of $13.3 million in the first quarter of 2010 associated with the taxation of Medicare Part D retiree prescription drug reimbursements. The Company now expects its 2010 full-year effective tax rate from continuing operations to be approximately 40.5 percent.

Cash Flow

Cash and marketable securities totaled $1.48 billion as of March 28, 2010, compared to $884.6 million at the end of last year’s first quarter. Cash provided by operating activities of continuing operations was $200.8 million and capital expenditures were $14.6 million during the first quarter of 2010.

Discontinued Operations

The Company is in discussions with potential buyers regarding its previously announced intention to sell MV Agusta. For the first quarter of 2010, Harley-Davidson, Inc. incurred a $35.4 million loss from discontinued operations, comprised of operating losses as well as a fair value adjustment of $28.6 million net of taxes. Including discontinued operations, the Company reported earnings per share of $0.14.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Harley-Davidson Financial Services (HDFS), Buell Motorcycle Company (Buell), and MV Agusta.

Conference Call and Webcast Presentation

Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy and successfully exit certain product lines and divest certain company assets, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor unions flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

TABLES FOLLOW

Harley-Davidson, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 28, 2010	March 29, 2009

Net revenue from motorcycles and related products	$1,037,335	$1,278,432
Gross profit	379,547	474,046
Selling, administrative and engineering expense	205,204	208,171
Restructuring expense	48,236	34,862

Operating income from motorcycles & related products	126,107	231,013

Financial services revenue	169,837	104,667
Financial services expense	143,155	93,462

Operating income from financial services	26,682	11,205

Operating income	152,789	242,218
Investment income	876	1,953
Interest expense	23,455	9,746

Income before income taxes	130,210	234,425
Provision for income taxes	61,469	106,372

Income from continuing operations	68,741	128,053
Loss from discontinued operations, net of tax	(35,416)	(10,706)

Net income	$33,325	$117,347

Earnings per common share from continuing operations:
Basic	$0.30	$0.55
Diluted	$0.29	$0.55

Loss per common share from discontinued operations:
Basic	$(0.15)	$(0.05)
Diluted	$(0.15)	$(0.05)

Earnings per common share:
Basic	$0.14	$0.51
Diluted	$0.14	$0.50

Weighted-average common shares:
Basic	232,864	232,263
Diluted	234,228	232,650

Cash dividends per common share	$0.10	$0.10

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) March 28, 2010	December 31, 2009	(Unaudited) March 29, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,442,798	$1,630,433	$884,623
Marketable securities	39,416	39,685	—
Accounts receivable, net	286,518	269,371	284,853
Finance receivables held for sale (1)	—	—	2,086,920
Finance receivables held for investment, net	1,252,420	1,436,114	1,677,355
Restricted finance receivables held by variable interest entities, net (2)	809,779	—	—
Inventories	322,238	323,029	421,577
Assets of discontinued operations	151,175	181,211	231,421
Restricted cash held by variable interest entities (2)	401,275	—	—
Other current assets	315,890	462,106	243,054

Total current assets	5,021,509	4,341,949	5,829,803

Finance receivables held for sale (1)	—	—	580,736
Finance receivables held for investment, net	1,274,734	3,621,048	796,732
Restricted finance receivables held by variable interest entities, net (2)	3,299,070	—	—
Other long-term assets	1,107,590	1,192,521	1,412,323

	$10,702,903	$9,155,518	$8,619,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$865,725	$676,599	$932,049
Liabilities of discontinued operations	61,726	69,535	74,488
Short-term debt	160,837	189,999	1,724,375
Current portion of long-term debt	396,169	1,332,091	—
Current portion of long-term debt held by variable interest entities (2)	1,792,389	—	—

Total current liabilities	3,276,846	2,268,224	2,730,912

Long-term debt	2,862,725	4,114,039	2,757,185
Long-term debt held by variable interest entities (2)	1,814,294	—	—
Pension liability and postretirement healthcare benefits	504,562	509,804	744,459
Other long-term liabilities	157,077	155,333	154,225

Total shareholders’ equity (2)	2,087,399	2,108,118	2,232,813

	$10,702,903	$9,155,518	$8,619,594

(1)	During the second quarter of 2009, the Company reclassified its finance receivables held for sale to finance receivables held for investment, net due to a change in the Company’s intent to structure future securitization transactions in a manner that does not qualify for accounting sale treatment under the provisions of Accounting Standards Codification (ASC) Topic 860, “Transfers and Servicing.”
(2)	On January 1, 2010, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140,” (codified within ASC Topic 860) and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (codified in ASC Topic 810, “Consolidations”). In accordance with ASC Topic 810, the Company determined that it is the primary beneficiary of its formerly unconsolidated variable interest entities. Accordingly, the Company began consolidating the variable interest entities on January 1, 2010. As a result of the consolidation, the Company recorded a reduction to retained earnings of $40.6 million net of tax.

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 28, 2010	March 29, 2009

Net cash provided by (used by) operating activities of continuing operations	$200,842	$(227,026)

Cash flows from investing activities of continuing operations:
Capital expenditures	(14,558)	(20,009)
Finance receivables held for investment, net	198,104	11,661
Collection of retained securitization interests	—	1,358

Net cash provided by (used by) investing activities of continuing operations	183,546	(6,990)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of senior unsecured notes	—	595,731
Repayments of securitization debt	(445,215)	—
Net (decrease) increase in credit facilities and unsecured commercial paper	(50,703)	48,442
Repayments of asset-backed commercial paper	—	(67,194)
Net change in restricted cash	(34,734)	—
Dividends	(23,488)	(23,455)
Purchase of common stock for treasury	(1,191)	—
Excess tax benefits from share-based payments	34	147
Issuance of common stock under employee stock option plans	1,101	10

Net cash (used by) provided by financing activities of continuing operations	(554,196)	553,681

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(606)	6,253

Net (decrease) increase in cash and cash equivalents of continuing operations	(170,414)	325,918

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(13,723)	(18,294)
Cash flows from investing activities of discontinued operations	(393)	(4,433)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	(635)	2,549

	(14,751)	(20,178)

Net (decrease) increase in cash and cash equivalents	$(185,165)	$305,740

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$1,630,433	$568,894
Cash and cash equivalents of discontinued operations - beginning of period	6,063	24,664
Net (decrease) increase in cash and cash equivalents	(185,165)	305,740
Less: Cash and cash equivalents of discontinued operations - end of period	(8,533)	(14,675)

Cash and cash equivalents - end of period	$1,442,798	$884,623

Net Revenue and Motorcycle

Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	March 28, 2010	March 29, 2009
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$808,806	$1,010,809
Buell® motorcycles	10,790	19,144
Parts & Accessories	149,086	169,662
General Merchandise	66,255	75,190
Other	2,398	3,627

	$1,037,335	$1,278,432

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	35,668	52,710
International	18,006	21,960

Total Harley-Davidson	53,674	74,670

Buell	1,774	2,441

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	22,885	25,975
Custom	22,572	31,919
Sportster®	8,217	16,776

Total Harley-Davidson	53,674	74,670

Retail Sales of Harley-Davidson Motorcycles

	Three months ended
	March 31, 2010	March 31, 2009
North America Region
United States	31,845	42,041
Canada	1,895	1,867

Total North America Region	33,740	43,908

Europe Region (Includes Middle East and Africa)
Europe*	7,558	7,567
Other	931	821

Total Europe Region	8,489	8,388

Asia Pacific Region
Japan	2,018	2,270
Other	2,416	2,648

Total Asia Pacific Region	4,434	4,918

Latin America Region	1,262	1,369

Total Worldwide Retail Sales	47,925	58,583

Data Source (subject to update)

Data source for all 2009 and 2010 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Three months ended
	March 31, 2010	March 31, 2009
United States[1]	57,007	72,572

	Two months ended
	February 28, 2010	February 28, 2009
Europe[2]	27,763	31,268

1 -	United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party. This data is subject to revision and update. Industry data includes three-wheeled vehicles.
2 -	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update. Industry data includes three-wheeled vehicles.